Exhibit 5.1

212-373-3000

212-757-3990

August 2, 2011

Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York  10573

Registration Statement on Form S-4

(Registration No. 333-175591)

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”), of Universal American Corp. (formerly known as Universal American Spin Corp.), a Delaware corporation (the “Company”), filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of the Company’s 8.50% Series A Mandatorily Redeemable Preferred Shares,

liquidation preference $25.00 per share (the “Exchange Shares”).  The Exchange Shares are to be offered in exchange for the Company’s outstanding 8.50% Series A Mandatorily Redeemable Preferred Shares, liquidation preference $25.00 per share (the “Initial Shares”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     the Registration Statement;

2.     the Certificate of Designation filed with the Secretary of State of the State of Delaware on April 29, 2011 and the Certificate of Amendment filed on July 25, 2011, included collectively as Exhibits 4.1.1 and 4.1.2 to the Registration Statement (as so amended, the “Certificate of Designation”);

3.     the Registration Rights Agreement, dated as of April 29, 2011 (the “Registration Rights Agreement”), between the Company and Universal American Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, included as Exhibit 4.2 to the Registration Statement; and

4.     a specimen certificate for the Exchange Shares.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Exchange Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.  We have also assumed, without independent investigation, (i) that the Exchange Shares will be issued as described in the Registration Statement and (ii) that the Exchange Shares will be in substantially the same form as the specimen stock certificate that we examined and that any information omitted from such specimen stock certificate will be properly added.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Exchange Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against the surrender and cancellation of the Initial Shares as set forth in the Registration Statement and in accordance with the terms of the Registration Rights Agreement, the Exchange Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP